First Quarter 2020 Earnings Conference Call Kelly King - Chairman & CEO Daryl Bible - CFO APRIL 20, 2020

Forward-Looking Statement

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "would," "could" and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist's actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Truist's subsequent filings with the Securities and Exchange Commission:

- risks and uncertainties relating to the Merger, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
- expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
- deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
- changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist's revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
- volatility in mortgage production and servicing revenues, and changes in carrying values of Truist's servicing assets and mortgages held for sale due to changes in interest rates;
- management's ability to effectively manage credit risk;
- inability to access short-term funding or liquidity;
- loss of client deposits, which could increase Truist's funding costs;
- changes in Truist's credit ratings, which could increase the cost of funding or limit access to capital markets;
- additional capital and liquidity requirements that will result from the Merger;
- regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist's business activities, reputational harm, or other adverse consequences;
- risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
- failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
- risks relating to Truist's role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist's servicing fee, or a breach of Truist's obligations as servicer;
- negative public opinion, which could damage Truist's reputation;
- increased scrutiny regarding Truist's consumer sales practices, training practices, incentive compensation design and governance;
- competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist's client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist's businesses or results of operations;
- Truist's ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
- Truist's success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements Truist's operations and integration activities could be adversely impacted. This could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust, or if the organization is unable to hire and retain qualified personnel;
- legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
- evolving regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
- accounting policies and processes require management to make estimates about matters that are uncertain;
- general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
- risk management measures and management oversight functions may not identify or address risks adequately;
- unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
- competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
- failure to maintain or enhance Truist's competitive position with respect to technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
- fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
- operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
- security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist's employees and clients, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist's business or reputation or create significant legal or financial exposure;
- the COVID-19 pandemic has disrupted the global economy, and continuation of current conditions could affect Truist's capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase Truist's allowance for credit losses, impair the collateral values, cause an outflow of deposits, result in lost revenue or additional expenses, result in goodwill impairment charges, and increase Truist's cost of capital;
- natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on Truist, including a material disruption of Truist's operations or the ability or willingness of clients to access Truist's products and services;
- widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact Truist's financial condition and results of operations; and
- depressed market values for Truist's stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.

TRUIST

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Non-GAAP Information This presentation contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist’s management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non- GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this presentation: Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation. Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Interest income for PCI loans adjusts the accretion, net of interest reversals, which approximates the interest received from the client. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets. Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Adjusted Operating Leverage - The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Performance Ratios - The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger- related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non- GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses this measure to assess credit reserves and believes investors may find this measure useful in their analysis of the Corporation. Selected items affecting results are included on slide 8. 3

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We Are Truist Financial Corporation 275+ combined years of serving our clients and communities 6th largest U.S. #2 weighted $506B commercial bank by assets average deposit assets and market value rank in Top 20 MSAs $324B loans $350B ~12 million households ~58,000 teammates deposits 5 6th largest U.S. commercial bank by assets and market value

Crisis Response

In response to the COVID-19 pandemic, Truist acted swiftly to support our communities, clients and teammates

Clients

- Providing payment relief assistance including forbearance, deferrals, extensions and re-aging (together with other modification strategies)
  - 300K+ accommodations for consumer clients
  - 16K+ accommodations for wholesale clients
- Enhanced automation capabilities for contact centers to accelerate response times
- Temporarily waiving ATM surcharge fees
- Offering 5% cash back on qualifying card purchases for important basic needs
- Implemented multiple strategies to keep our branches operational and clients safe, including lobby access by appointment and the extensive use of drive-thrus
- Created an online, automated process for the Paycheck Protection Program (PPP) and began to accept applications during the first weekend of the program
  - Authorized for 32K companies (1 million+ employees)[1]
  - Average loan amount of $323,000
  - Expected funding of approximately $10 billion
- Implemented financial relief program for our small business suppliers and tenants
- Funded extensive line draws for commercial clients to help them fund liquidity and working capital needs

1 E-tran authorizations as of 4/17/2020


Clients
Teammates
Communities

Teammates

- Awarded $1,200 coronavirus relief bonus to Truist teammates making less than $100K/year (~78% of workforce)
- Enabled alternative work strategies by supplementing network capacity and securing additional IT equipment and infrastructure (more than half of teammates working remotely)
- Offered teammates additional support through paid time off, work space flexibility, family care benefits, tutoring, employee assistance program, bereavement and additional onsite special pay rate of $6.25/hour or $50/day for teammates required to work in offices
- Truist Foundation contributed $4 for every $1 that Truist teammates donate to the One Team Fund (providing financial hardship assistance for teammates in need)

Communities

- Announced and distributed $25 million of philanthropic contributions to support the basic needs of our communities
- Donated $1 million each to the CDC Foundation and Johns Hopkins Medicine
- Truist Foundation donated $3 million to local United Way organizations

TRUIST

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1Q20 Highlights Summary Income Statement ($ MM) 1Q20 Asset Quality and Capital 1Q20 Total taxable-equivalent revenue1 $5,648 Nonperforming assets as a % of total assets 0.23% Provision for credit losses 893 Net charge-offs as a % of average loans and leases 0.36% Income before income taxes 1,287 Common equity tier 1 capital ratio (CET1)4 9.3% Net income 1,063 Key Points Net income available to common shareholders 986 ▪ Reported adjusted EPS2 of $0.87 Adjusted net income available to common shareholders2,3 1,181 ▪ Taxable-equivalent net interest income of $3.7 billion was supported by earning asset growth and purchase accounting accretion GAAP / 2,3 1Q20 Performance Metrics Unadjusted Adjusted ▪ Asset quality metrics remain strong but pandemic-related uncertainty persists; significant increase in our provision reflects economic Diluted earnings per share $0.73 $0.87 deterioration and loan growth ▪ Fee income benefited from insurance seasonality, strong residential Return on average assets 0.90% 1.06% mortgage refinance activity and elevated wealth management income Return on average common equity 6.58% 7.88% • COVID-19 adversely impacted service charges, card fees and trading income (increased CVA reserves) Return on average tangible common equity2 13.23% 15.51% ▪ Proactively built liquidity in the early stages of the pandemic; capital and liquidity remain strong Efficiency ratio 61.1% 53.4% 1 Comprised of net interest income and noninterest income 2 See non-GAAP reconciliations in the attached appendix 3 Excludes merger-related and restructuring charges, incremental operating expenses related to the merger and other items noted on slide 8 4 Current quarter regulatory capital information is preliminary 7

Selected Items Affecting 1Q20 Results Item Pre-Tax After-Tax Diluted EPS Impact ($ MM, except per share impact) Merger-related and restructuring charges $(107) $(82) $(0.06) Incremental operating expenses related to the merger1 $(74) $(57) $(0.04) COVID-19 impact2 $(71) $(54) $(0.04) 1 Includes costs not classified as merger-related and restructuring charges that are also excluded from adjusted disclosures. Refer to the non-GAAP disclosures in the Appendix. 2 Includes $65MM of pre-tax expense and $6MM of pre-tax fee rebates associated with discretionary actions taken by management in response to the COVID-19 pandemic Refer to the Quarterly Performance Summary for a complete list of selected items 8

Loans & Leases


$400,000
$200,000
$—
6.00%
4.00%
2.00%
5.02%
$124,269
$171,268
$124,622
$189,307
$121,400
$169,339
1Q20 Average balance
1Q20 End of period balance
4Q19 End of period balance
Commercial LHFI ($ MM)
Consumer LHFI ($ MM)
Loans HFI yield (%)

Key Points

- Period-end total loans held for investment increased $19.4 billion vs. 12/31/19 primarily due to an increase in C&I loans
  - Net C&I line draws from 3/12/20 through 3/31/20 were approximately $17.6 billion and broad-based across industries
  - Accompanied by growth in mortgage warehouse lending
  - Partly offset by residential mortgage loan pay downs, a seasonal decline in indirect other (Sheffield) and credit card
- In connection with the adoption of CECL, all loans previously in the PCI portfolio became PCD loans and were transferred to their respective portfolios
  - Significant transfers included $1.4 billion to residential mortgage, $0.6 billion to residential home equity and direct and $0.6 billion to student at 3/31/20

1Q20 Loans & Leases Held for Investment ($ MM)

	1Q20 Average balance	1Q20 End of period	4Q19 End of period
Commercial:			
Commercial and industrial	$131,743	$149,161	$130,180
CRE	27,046	27,532	26,832
Commercial construction	6,409	6,630	6,205
Lease financing	6,070	5,984	6,122
Consumer:			
Residential mortgage	52,993	53,096	52,071
Residential home equity and direct	27,564	27,629	27,044
Indirect auto	24,975	25,146	24,442
Indirect other	10,950	10,980	11,100
Student	7,787	7,771	6,743
Credit card	5,534	5,300	5,619
PCI	—	—	3,484
Total loans & leases held for investment	**$301,071**	**$319,229**	**$299,842**

TRUIST

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Deposits 1Q20 Deposits ($ MM) $400,000 1.00% 1Q20 Average 1Q20 End of 4Q19 End of $334,649 $350,179 $334,727 balance period period 0.75% $200,000 Noninterest-bearing deposits $93,135 $97,618 $92,405 0.70% 0.50% 0.51% Interest checking 85,008 92,950 85,492 $— 1Q20 Average 1Q20 End of 4Q19 End of Money market and savings 120,936 124,072 120,934 balance period period Time deposits 35,570 35,539 35,896 Total deposits ($ MM) IBD cost (%) Total deposit cost (%) Total deposits $334,649 $350,179 $334,727 Key Points ▪ Period-end total deposits increased by $15.5 billion vs. 12/31/19 ▪ Deposits increased approximately $7.1 billion from clients that drew down their commercial loan lines ▪ The remaining $8.4 billion increase in period-end total deposits vs. 12/31/19 reflected broad-based growth primarily due to seasonal inflows and flight to quality due to economic uncertainty ▪ Average deposit mix consisted of 27.8% noninterest-bearing, 25.4% interest checking, 36.2% money market and savings and 10.6% time deposits ▪ The cost of average total deposits and average interest-bearing deposits decreased 6 bps and 12 bps, respectively, vs. 4Q19 10

Net Interest Income and Interest Rate Sensitivity Net Interest Income and Margin Key Points ▪ Reported NIM for 1Q20 was 3.58%; increased 17 bps vs. 4Q19 $4,000 4.00% primarily due to a full quarter of purchase accounting accretion, partly $3,687 offset by a decline in the core NIM 3.50% ▪ Core NIM for 1Q20 was 3.06%; decreased 8 bps vs. 4Q19 primarily $2,000 3.58% due to the MOE, lower interest rates and higher cash balances at the FRB, partly offset by the annual dividend received on market value 3.00% assets held for certain post-retirement benefits 3.06% $— • Cash balances at the FRB increased $16.0 billion, from $14.7 1Q20 billion at 12/31/19 to $30.7 billion at 3/31/20, to fund liquidity Net interest income TE ($ MM) Reported NIM (%) Core NIM (%) needs; decreased NIM by 10 bps • Income from market value assets held for certain post- retirement benefits increased NIM by 1 bp Change in Net Interest Income1 +4.00% Key Points +2.56% +2.00% ▪ Became more asset-sensitive vs. 12/31/19 due to floating rate loan +2.00% growth (primarily due to increased line draws), expected higher prepayments, terming out FHLB advances (3+ year average 0.00% -1.18% +0.75% +0.95% maturity/1.04% average cost) and increased noninterest-bearing -2.11% deposits -2.00% ▪ The mix of loans at 3/31/20 was 55% floating rate and 45% fixed rate -3.86% -4.00% Down 50 Down 25 Up 50 Up 100 At 12/31/19 At 03/31/20 1 Market rate increase or decrease scenarios assume a ramped, parallel 25 basis point change per quarter in market interest rates and that market rates floor at 0 11

Noninterest Income 1Q20 Noninterest Income ($ MM) $2,000 60% $1,961 Insurance income $549 $1,000 40% Service charges on deposits 305 Wealth management income 332 34.9% Card and payment related fees 187 $— 20% 1Q20 Residential mortgage income 245 Noninterest income ($ MM) Fee income ratio (%) Investment banking and trading income 118 Operating lease income 77 Key Points Income from bank-owned life insurance 44 ▪ Noninterest income totaled $2.0 billion, an increase of $563 million vs. 4Q19 Lending related fees 67 reflecting a full quarter impact from the merger ▪ Insurance income increased $39 million, or 7.6%, vs. 1Q19 due to strong Commercial real estate related income 44 organic growth in P&C commissions from higher production, retention and increased pricing Securities gains (losses) (2) ▪ Wealth management income benefited from year-end 2019 asset values Other income (5) ▪ Residential mortgage income elevated primarily due to origination volumes of Total noninterest income $1,961 $11.7 billion in 1Q20 resulting from lower interest rates; income reflected anticipated forbearance impacts on the MSR due to COVID-19 ▪ Other income was negatively impacted by a $36 million decrease in market value of assets held for certain post-retirement benefits which is offset in net ▪ COVID-19 discretionary actions impacted service charges on deposits as a interest income and personnel expense result of fee rebates and card and payment related fees from increased cashback awards ▪ 2Q20 noninterest income expected to reflect strong residential mortgage originations and seasonally higher insurance income, offset by COVID-19 ▪ Investment banking and trading income was impacted negatively by $92 million impacts (lower fee income, forbearance and asset valuations) of CVA reserves on the derivatives portfolio primarily related to lower interest rates and widening credit spreads 12

Noninterest Expense & Efficiency $4,500 80% 1Q20 Noninterest Expense ($ MM) Personnel expense $1,972 $3,000 $3,431 70% Net occupancy expense 221 61.1% Professional fees and outside processing 247 $1,500 60% 53.4% Software expense 210 Equipment expense 116 $— 50% 1Q20 Marketing and customer development 84 Total noninterest expense ($ MM) GAAP efficiency (%) Operating lease depreciation 71 Adjusted efficiency (%) Loan-related expense 62 Key Points Amortization of intangibles 165 ▪ Noninterest expense totaled $3.4 billion, an increase of $856 million vs. 4Q19 reflecting Regulatory costs 29 a full quarter impact from the merger Merger-related and restructuring charges 107 ▪ COVID-19 discretionary actions impacted noninterest expense by approximately $65 million primarily due to bonuses paid to teammates with annual earnings under Other expense 147 $100,000; net occupancy expense increased slightly due to additional measures to protect teammates Total noninterest expense $ 3,431 1 ▪ Personnel expense included approximately $44 million for incremental operating Adjusted noninterest expense $ 3,185 expenses related to the merger; positively impacted by a decrease in market value ▪ 2Q20 noninterest expense expected to reflect COVID-19 impacts (onsite assets held for certain post-retirement benefits which is offset in net interest income and special pay to teammates working in the office and additional measures to other income protect teammates) • Net headcount declined approximately 800 primarily due to positions eliminated in early 1Q20 as a result of the MOE 1 Excludes merger-related charges and other selected items in the Quarterly Performance Summary, including discretionary COVID-19 items 13

Asset Quality


Net Charge-offs
$320
$160
$—
1.00%
0.50%
—%
$272
0.36%
1Q20
Net charge-offs ($ MM)
as % of avg. loans and leases


Nonperforming Assets
$1,600
$800
$—
1.00%
0.50%
—%
$1,177
0.23%
1Q20
Nonperforming assets ($ MM)
as a % of total assets


Loss Absorbency
$9,000
$6,000
$3,000
$—
4.00%
3.00%
2.00%
1.00%
$8,750
2.71%
$5,211
1.63%
1Q20
ALLL ($ MM)
ALLL + unamortized loan marks ($ MM)
ALLL as % of loans and leases
ALLL + unamortized loan marks as % of loans and leases

Key Points

- Asset quality remains strong; COVID-19 uncertainties persist
- NPA and NPL ratios were essentially flat vs. 4Q19 when adjusted for the effects of the PCI to PCD transition; approximately $500 million of PCI loans at 12/31/19 would have been classified as nonperforming had we evaluated accrual status on a loan level basis
- Provision increased to $893 million primarily due to significant loan growth and economic deterioration
- Net charge-offs were $272 million, or 36 bps of average loans and leases
- Allowance coverage ratios remain strong at 4.76x net charge-offs and 5.04x nonperforming loans and leases; adoption of CECL and transition from pooled-level PCI to loan-level PCD accounting impacted the coverage ratios
- 2Q20 asset quality metrics expected to reflect increased COVID-19 related stress across loan portfolios

TRUIST

ALLL + unamortized loan marks as % of loans and leases is a non-GAAP measure. See non-GAAP reconciliations in the attached appendix.

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Selected Credit Exposures A Highly Diversified Portfolio Outstandings % of Key Points as of March 31, 2020 ($ in B) Total Loans HFI ▪ Oil and gas portfolio: Hotels, resorts and cruise lines $6.6 2.1% ▪ 40% upstream Oil and gas portfolio 5.9 1.8 • 43% midstream Senior care 5.6 1.8 • 9% downstream Acute care facilities 4.9 1.5 • 7% drilling / oil field services Sensitive retail 2.9 0.9 ▪ 42% of leveraged lending is investment grade or equivalent ▪ Performing detailed portfolio reviews and adjusting underwriting / risk Restaurants 2.5 0.8 acceptance criteria as appropriate Total $28.4 8.9% ▪ Included qualitative overlays in the ALLL for affected industries Leveraged lending (inclusive of above industries) $10.5 3.3 % Note: Industry exposures are based on systemic industry assignments (NAICS) at the borrower level 15

Current Expected Credit Loss Roll Forward

12/31/2019 Incurred Loss

- ACL of $1.9 billion or 0.63% based on the incurred loss method; purchase accounting marks supplanted the ALLL on the merged SunTrust loans, which reduced the ACL coverage ratio at year-end
- Excluding purchase accounting impacts (i.e., including estimated ACL for heritage SunTrust loans), combined ACL estimated at $3.5 billion

1/1/2020 CECL

- ACL of $5.0 billion or 1.68%; $3.1 billion increase at adoption impacted by merger
  - On a non-GAAP basis, ≈ 45% increase to ACL excluding purchase accounting
- Estimation process included the use of multiple economic scenarios sourced by third parties, including an assumed likelihood of recession

3/31/2020 CECL

- ACL of $5.6 billion or 1.76%; $582 million or 12% increase from 1/1/2020
- Rapidly evolving COVID-19 conditions evaluated through the use of multiple forecasts
- Increase driven by pandemic risks including heightened industry concerns from economic disruptions with some consideration of government relief packages



Allowance for Credit Losses ($ in MM)
$6,000
$4,800
$3,600
$2,400
$1,200
$—
2.50%
2.00%
1.50%
1.00%
0.50%
$3,472
estimated heritage SunTrust
$1,889
0.63%
$3,140
$5,029
1.68%
$582
$5,611
1.76%
12/31/2019 Incurred
1/1/2020 CECL
3/31/2020 CECL
% of ACL to total LHFI

TRUIST

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CECL Loss Estimation Approach Modeled Approach ▪ Borrower and portfolio-segment level loss forecasting models designed to estimate probability of default, loss given default, payoff/prepayments, etc. ▪ Two year reasonable and supportable period followed by one year reversion to historic loss conditions Quantitative and Qualitative Adjustments ▪ Quantitative and qualitative adjustments capture risks not reflected in modeled results ▪ Includes adjustments for asset quality trends, changes in lending policies and processes and single name borrower concentration (granularity risk) Economic Imprecision ▪ Models evaluate loss estimates under multiple economic forecast scenarios • The primary economic scenario is a third-party sourced baseline adjusted for Truist interest rate outlook • Additional economic forecasts are used to refine and support qualitative adjustments ▪ The final CECL ACL estimate considers the range of economic forecast scenario outcomes to inform an “economic imprecision” adjustment used to reflect the uncertainty around the timing and level of change incorporated in the economic forecasts and additional external risk factors such as economic and political uncertainty 17

Capital Position Common Equity Tier 1 Ratio 1 Key Points 10% 1 9.3% ▪ The CET1 ratio was 9.3% for 1Q20 ▪ The dividend and total payout ratios were 61.4% for 1Q20 ▪ Management is taking a prudent approach to capital management 5% given economic uncertainty; augmented the 2020 CCAR submission with a COVID-19 analysis that informed the scenarios ▪ Ending CET1 ratios for the internal baseline and severely adverse scenarios well exceeded regulatory minimums and internal post stress —% 1Q20 policy goals ▪ Management intends to utilize the five-year CECL transition for regulatory capital purposes • The Interim Final Rule CECL delay resulted in 17 bps improvement to the CET1 ratio for 1Q20 • Absent the transition, the CET1 ratio would be 8.7% ▪ Management expects a stress capital buffer of 2.5% ▪ Management expects capital to grow through the COVID-19 stress, creating capacity to serve clients 1 Current quarter regulatory capital information is preliminary 18

Stressed Loss Resiliency

Firm	Beginning 4Q17	2018 Stress Test Results - Severely Adverse Scenario: CCAR (Planned Capital Actions) Min Levels CET1	CCAR Erosion	DFAST (Dividends Only) Min Levels CET1	DFAST Erosion	DFAST Loan Loss ($ B)	Loss Absorbency: 1Q20 Reserves Credit Reserves ($ B)	1Q20 Reserves: Reserves as a % of Stress Losses
BAC	11.9%	5.4%	6.5%	7.9%	4.0%	$49.7	$17.1	34%
CFG	11.2%	5.4%	5.8%	6.8%	4.4%	$6.8	$2.2	33%
FITB	10.6%	5.5%	5.1%	7.5%	3.1%	$5.7	NR[4]	NR[4]
JPM	12.2%	5.0%	7.2%	7.2%	5.0%	$61.8	$25.4	41%
KEY	10.2%	4.8%	5.4%	6.8%	3.4%	$5.4	$1.5	28%
MTB	11.0%	4.9%	6.1%	7.5%	3.5%	$6.0	NR[4]	NR[4]
PNC	10.4%	5.3%	5.1%	6.4%	4.0%	$11.6	$4.4	38%
RF	11.1%	5.2%	5.9%	8.1%	3.0%	$5.3	$1.7	31%
USB	9.3%	6.0%	3.3%	7.5%	1.8%	$18.3	$6.6	36%
WFC	12.3%	6.5%	5.8%	8.6%	3.7%	$53.6	$12.0	22%
Peer Average	11.0%		5.6%		3.6%		$8.9	33%
BBT	10.2%	6.0%	4.2%	7.9%	2.3%	$8.4		
STI	9.7%	4.7%	5.0%	6.6%	3.1%	$7.5		
TFC (Blend)[1]	**10.0%**	**5.4%**	**4.6%**	**7.3%**	**2.7%**	**$15.9**	**$5.6[2]**	**35%**
Unamortized Loan Marks							$3.5	
TFC ACL + Unamortized Loan Marks							**$9.2[3]**	**58%**

Key Points

- TFC blended stress test erosion 2nd best among peers (2018)
- Significant loss absorbency represented by a combination of TFC's 1Q20 ACL + unamortized loan marks
  - Totaling $9.150 billion in loss absorbing capacity
  - Represents 58% of 2018 DFAST severely adverse stress losses

1 TFC (Blend) represents the average of BBT and STI reported percentages
2 Reported TFC ACL as of 3/31/2020
3 Results may not foot due to rounding
4 NR = not reported; FITB and MTB excluded from 1Q20 reserves averages as their 1Q20 earnings releases are not currently available
Source: FRB and Company Releases

TRUIST

19

Liquidity Position Category III Reduced LCR 1 Key Points 150% ▪ Liquidity ratios remain strong and include an average LCR1 of 117% for 1Q20 and a liquid asset buffer of 19.6% at 03/31/20 100% 117% ▪ Management took quick action in response to COVID-19 to term out short-term borrowings and increase cash to meet potential funding needs, with $30.7 billion cash reserves held at the FRB at 3/31/20 50% ▪ Access to secured funding sources remains robust with approximately $180.4 billion of cash, securities and secured borrowing capacity ▪ Deposits increased $15.5 billion in 1Q20 partly as a result of a flight to —% 1Q20 quality in response to market volatility ▪ The holding company cash is sufficient to cover 17 months of Truist Corporation ($ in B) contractual and expected outflows with no inflows Parent company cash $12.1 ▪ Paycheck Protection Program loans of approximately $10 billion are Months of stress capacity2 17 months expected to fund from existing reserve balances with the ability to Truist Bank ($ in B) pledge them to the FRB for additional borrowing capacity as necessary FRB reserve balance $30.7 Investment portfolio (market value) 78.4 Discount window capacity (none drawn) 49.6 FHLB capacity 21.7 Total $180.4 1 Current quarter LCR information is preliminary 2 Stress capacity measures ability to cover contractual and expected outflows including dividends with no inflows 20

Merger Update and Medium-Term Targets Accomplishments Performance Net Targets Expense Savings ▪ Introduced the Truist visual identity and logo ▪ Completed 32 culture town hall meetings ROTCE Adjusted Cost Saves ▪ Completed purchase of Truist Center, our corporate HQ building Efficiency ▪ Launched the Truist Foundation Low 20% Low 50% $1.6B ▪ Began consolidating combined real estate portfolio – strategy shift to owned office space when possible Key Points Next Steps ▪ Remain committed to achieving $1.6 billion in net cost saves ▪ Continue to execute on systems integration ▪ Timing of performance target realization conditioned on the duration ▪ Develop plans for teammate readiness and client communications of the pandemic and post-crisis economic conditions, including the related to ongoing integration work normalization of interest rates ▪ Complete previously announced branch divestitures in 3Q20 21

Value Proposition Purpose-driven: Committed to inspire and build better lives and communities Growing earnings stream with less volatility relative to Exceptional franchise with diverse Uniquely positioned to deliver Strong capital and liquidity with resilient peers over the products, services, and markets best-in-class efficiency and returns risk profile enhanced by the merger long-term while investing in the future ▪ Sixth-largest commercial bank in the ▪ Continued confidence in achieving ▪ Prudent and disciplined risk and U.S. $1.6 billion of net cost savings financial management ▪ Strong market share in vibrant, fast- ▪ Highly complementary businesses ▪ Conservative risk culture; leading growing MSAs throughout the and expanded client base combine to credit metrics; among the highest- Southeast and Mid-Atlantic and a yield revenue synergies rated large banks growing national presence ▪ Returns and capital buoyed by ▪ Diversification benefits arising from ▪ Comprehensive business mix with purchase accounting accretion the merger distinct capabilities in traditional ▪ Meaningful investments in tech ▪ Stress test well (separately and banking, capital markets and insurance capabilities, teammates, marketing together) ▪ Better together: “Best of breed” talent, and advertising ▪ Strong capital and liquidity equate to technology, strategy and processes flight to quality ▪ Defensive balance sheet insulated by purchase accounting marks, combined with CECL credit reserves 22

Appendix

Consumer Banking & Wealth Represents performance for Retail Community Banking, Wealth, Mortgage Banking, Dealer Retail Services and National Consumer Finance & Payments 1Q20 Key Points ▪ Continued focus on revenue and expense synergies as businesses are Net interest income $2,248 integrated Provision for credit losses 437 • Expense synergies realized in 1Q20 driven by lower headcount ▪ Noninterest income benefited from strong residential mortgage Noninterest income 1,072 refinance activity along with higher wealth management revenue due to year-end asset valuations, while COVID-19 impact of lower purchase Noninterest expense 1,993 activity and waived ATM fees adversely impacted the quarter Income Statement ($ MM) ▪ End of period loans held for investment were up $0.7B or 0.5% from the Pre-tax income 890 prior quarter, primarily driven by a seasonal increase in Dealer/ Recreational Lending, Wealth Specialty Group (Legal and Sports & Segment net income 681 Entertainment) and Mortgage (1) ▪ End of period deposits were up $6.4B or 3.2% from the prior quarter, EOP loans $141.6 primarily due to seasonality and reduced consumer spending late in the quarter due to COVID-19 Balance Sheet ($ B) EOP deposits 208.5 Mortgages serviced for others ($ B)(2) $220.0 Branches 2,957 Other Key Metrics ATMs 4,408 (1) Excludes loans held for sale (2) Amount reported reflects end of period balance A-1

Corporate & Commercial Banking Represents performance for Commercial Community Banking, Corporate & Investment Banking and CIG – Real Estate 1Q20 Key Points ▪ 1Q performance meaningfully impacted by market disruption tied to Net interest income $1,340 COVID-19 ▪ End of period loans HFI were up $18.9B and deposits were up Provision for credit losses 399 $5.8B from the beginning of the year, driven by increased draws on revolver facilities as clients sought short term liquidity Noninterest income 460 ▪ Loan loss provision expense increased $382MM driven by increased volume and higher reserve levels; actual net charge-offs Noninterest expense 886 remain low Income Statement ($ MM) ▪ Noninterest income was impacted by trading volatility; beginning mid-to-late February, as a result of COVID-19, rates dropped Pre-tax income 515 dramatically and credit spreads widened impacting the overall trading portfolio Segment net income 423 ▪ Focus continues on revenue and expense synergies as the businesses are integrated; expense run rate declined driven by EOP loans(1) $175.4 lower headcount ($ B) EOP deposits 126.7 Balance Sheet (1) Excludes loans held for sale A-2

Insurance Holdings Represents performance for Retail and Wholesale Insurance businesses and Premium Finance 1Q20 Key Points Net interest income $25 ▪ 1Q organic growth driven by strong fundamentals - continued economic expansion, exposure unit growth and increasing insurance Noninterest income 557 rate environment Total revenue 582 ▪ 1Q new business up 11% with ongoing high retention rates Provision for credit losses 1 ▪ Margin expansion has been driven by industry leading organic growth, prudent expense control, and operating leverage created Noninterest expense 440 through realization of Insurance Holdings Operations Project (IHOP) Income Statement ($ MM) initiatives Pre-tax income 141 ▪ COVID-19 concerns dampen organic growth outlook for the Segment net income 105 remainder of 2020 Y-o-Y organic revenue growth 7.2% Net acquired revenue $2 Performance based commissions 18 Adjusted EBITDA(1) 171 Performance ($ MM) Adjusted EBITDA margin(1) 29.4% (1) EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger- related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. See non-GAAP reconciliations included in the attached Appendix. A-3

Allowance and Fair Value Marks Information ($ MM) March 31, 2020 Loans and Allowance for Credit Losses & Fair Value Marks Leases RUFC Total Allowance for credit losses - End of period $ 5,211 $ 400 $ 5,611 Unamortized fair value mark(1) 3,539 — 3,539 Allowance plus unamortized fair value mark $ 8,750 $ 400 $ 9,150 Loans and leases held for investment $ 319,229 Unamortized fair value mark(1) 3,539 Gross loans and leases $ 322,768 Allowance for loan and lease losses as a percentage of loans and leases - GAAP 1.63 % Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases - adjusted (1)(2) 2.71 (1) Unamortized fair value mark includes credit, interest rate and liquidity components. (2) Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses this measure to assess credit reserves and believes investors may find this measure useful in their analysis of the Corporation. A-4

Purchase Accounting Summary[1]

($ MM)

	March 31, 2020	December 31, 2019
Loans and Leases[(2)]		
Beginning balance unamortized fair value mark	$ (4,564)	$ (221)
Additions - Merger with SunTrust	—	(4,513)
Accretion	454	170
CECL adoption - reserves on PCD assets	378	—
Adjustments and other additions	193	—
Ending balance	$ (3,539)	$ (4,564)
Core deposit and other intangible assets		
Beginning balance	$ 3,142	$ 678
Additions - Merger with SunTrust	—	2,535
Additions - other acquisitions	31	—
Amortization	(165)	(71)
Amortization in net occupancy expense	(5)	—
Adjustments	165	—
Ending balance	$ 3,168	$ 3,142
Deposits[(3)]		
Beginning balance unamortized fair value mark	$ (76)	$ —
Additions - Merger with SunTrust	—	(83)
Amortization	22	7
Ending balance	$ (54)	$ (76)
Long-Term Debt[(3)]		
Beginning balance unamortized fair value mark	$ (312)	$ (10)
Additions - Merger with SunTrust	—	(309)
Amortization	27	7
Ending balance	$ (285)	$ (312)

(1) Includes the merger with SunTrust, as well as other acquisitions. This summary includes only selected information and does not represent all purchase accounting adjustments.
(2) Purchase accounting loan marks on loans and leases represents the total mark, including credit, interest and liquidity, and are recognized using level-yield method over the remaining life of the individual loans or recognized in full in the event of prepayment.
(3) Purchase accounting marks on liabilities represents interest rate marks on time deposits and long-term debt and are recognized using level-yield method over the term of the liability.

TRUIST

A-5

Non-GAAP Reconciliations

Non-GAAP Reconciliations

Diluted EPS

($ MM, except per share data, shares in thousands)

	Quarter Ended				
	March 31 2020	Dec. 31 2019	Sept. 30 2019	June 30 2019	March 31 2019
Net income available to common shareholders - GAAP	$986	$702	$735	$842	$749
Merger-related and restructuring charges	82	176	26	19	64
Securities gains (losses)	2	90	—	—	—
Incremental operating expenses related to the merger	57	79	40	7	1
Corporate advance write off	—	1	—	—	—
Gain (loss) on loan portfolio sale	—	17	(3)	—	—
Redemption of preferred shares	—	—	46	—	—
Allowance release related to loan portfolio sale	—	(19)	(12)	—	—
COVID-19 impact	54	—	—	—	—
Net income available to common shareholders - adjusted	$1,181	$1,046	$832	$868	$814
Weighted average shares outstanding - diluted	1,357,545	934,718	775,791	774,603	774,071
Diluted EPS - GAAP	**$0.73**	**$0.75**	**$0.95**	**$1.09**	**$0.97**
Diluted EPS - adjusted[(1)]	**$0.87**	**$1.12**	**$1.07**	**$1.12**	**$1.05**

(1) The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

TRUIST

A-7

Non-GAAP Reconciliations

Efficiency Ratio

($ MM)

	Quarter Ended				
	March 31 2020	Dec. 31 2019	Sept. 30 2019	June 30 2019	March 31 2019
Efficiency ratio numerator - noninterest expense - GAAP	$ 3,431	$ 2,575	$ 1,840	$ 1,751	$ 1,768
Merger-related and restructuring charges, net	(107)	(223)	(34)	(23)	(80)
Incremental operating expense related to the merger	(74)	(101)	(52)	(9)	(2)
Amortization	(165)	(71)	(29)	(32)	(32)
Corporate advance write off	—	(2)	—	—	—
COVID-19 impact	(65)	—	—	—	—
Efficiency ratio numerator - adjusted	$ 3,020	$ 2,178	$ 1,725	$ 1,687	$ 1,654
Efficiency ratio denominator - revenue[1] - GAAP	$ 5,611	$ 3,625	$ 3,003	$ 3,042	$ 2,898
Taxable equivalent adjustment	37	25	23	24	24
Securities (gains) losses, net	2	116	—	—	—
Gain (loss) on loan portfolio sale	—	22	(4)	—	—
COVID-19 impact	6	—	—	—	—
Efficiency ratio denominator - adjusted	$ 5,656	$ 3,788	$ 3,022	$ 3,066	$ 2,922
Efficiency ratio - GAAP	**61.1 %**	**71.0 %**	**61.3 %**	**57.6 %**	**61.0 %**
Efficiency ratio - adjusted[2]	**53.4**	**57.5**	**57.1**	**55.1**	**56.6**

(1) Revenue is defined as net interest income plus noninterest income.
(2) The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

TRUIST

A-8

Non-GAAP Reconciliations

Calculations of tangible common equity and related measures

($ MM, except per share data, shares in thousands)

	As of / Quarter Ended				
	March 31 2020	Dec. 31 2019	Sept. 30 2019	June 30 2019	March 31 2019
Common shareholders' equity	$ 61,295	$ 61,282	$ 29,177	$ 28,650	$ 27,770
Less: Intangible assets, net of deferred taxes	26,263	26,482	10,281	10,317	10,326
Tangible common shareholders' equity[(1)]	$ 35,032	$ 34,800	$ 18,896	$ 18,333	$ 17,444
Outstanding shares at end of period	1,347,461	1,342,166	766,303	766,010	765,920
Common shareholders' equity per common share	**$ 45.49**	**$ 45.66**	**$ 38.07**	**$ 37.40**	**$ 36.26**
Tangible common shareholders' equity per common share[(1)]	**26.00**	**25.93**	**24.66**	**23.93**	**22.78**
Net income available to common shareholders	$ 986	$ 702	$ 735	$ 842	$ 749
Plus amortization of intangibles, net of tax	126	57	22	24	25
Tangible net income available to common shareholders[(1)]	$ 1,112	$ 759	$ 757	$ 866	$ 774
Average common shareholders' equity	$ 60,224	$ 38,031	$ 29,040	$ 28,188	$ 27,432
Less: Average intangible assets, net of deferred taxes	26,429	14,760	10,298	10,326	10,343
Average tangible common shareholders' equity[(1)]	$ 33,795	$ 23,271	$ 18,742	$ 17,862	$ 17,089
Return on average common shareholders' equity	**6.58 %**	**7.33 %**	**10.04 %**	**11.98 %**	**11.08 %**
Return on average tangible common shareholders' equity[(1)]	**13.23**	**12.91**	**16.03**	**19.45**	**18.36**

(1) Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-9

Non-GAAP Reconciliations Performance Ratios ($ MM) Quarter Ended March 31, 2020 Return on Average Return on Average Return on Average Common Tangible Common Assets Shareholders’ Equity Shareholders’ Equity(2) Net income - GAAP $ 1,063 Net income available to common shareholders - GAAP $ 986 $ 986 Merger-related and restructuring charges 82 82 82 Securities gains (losses) 2 2 2 Incremental operating expenses related to the merger 57 57 57 Amortization 126 COVID-19 impact $ 54 $ 54 $ 54 Numerator - adjusted(1) $ 1,258 $ 1,181 $ 1,307 Average assets $ 477,550 Average common shareholders' equity $ 60,224 $ 60,224 Plus: Estimated impact of adjustments on denominator — 98 98 Less: Average intangible assets, net of deferred taxes 26,429 Denominator - adjusted(1) $ 477,550 $ 60,322 $ 33,893 Reported ratio 0.90% 6.58% 13.23 % Adjusted ratio 1.06 7.88 15.51 (1) Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation. These measures are not necessarily comparable to similar measures that may be presented by other companies. (2) Tangible common equity is a non-GAAP measure. The reconciliation for this measure is on page A-9. A-10

Non-GAAP Reconciliations

Operating Leverage[1]

($ MM)

	Quarter Ended			% Growth 1Q20 vs.	
	March 31 2020	Dec. 31 2019	March 31 2019	4Q19	1Q19
				(annualized)	
Revenue[2] - GAAP	$ 5,611	$ 3,625	$ 2,898	220.2 %	93.6 %
Taxable equivalent adjustment	37	25	24		
Securities (gains) losses, net	2	116	—		
Gain (loss) on loan portfolio sale	—	22	—		
COVID-19 impact	6	—	—		
Revenue[2] - adjusted	$ 5,656	$ 3,788	$ 2,922	198.2 %	93.6 %
Noninterest expense - GAAP	$ 3,431	$ 2,575	$ 1,768	133.5 %	94.1 %
Merger-related and restructuring charges, net	(107)	(223)	(80)		
Incremental operating expense related to the merger	(74)	(101)	(2)		
Amortization	(165)	(71)	(32)		
Corporate advance write off	—	(2)	—		
COVID-19 impact	(65)	—	—		
Noninterest expense - adjusted	$ 3,020	$ 2,178	$ 1,654	155.2 %	82.7 %
Operating leverage - GAAP				**86.7 %**	**(0.5)%**
Operating leverage - adjusted[3]				**43.0 %**	**10.9 %**

(1) Operating leverage is defined as percentage growth in revenue growth less percentage growth in noninterest expense.
(2) Revenue is defined as net interest income plus noninterest income.
(3) The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-11

Non-GAAP Reconciliations

Core NIM

($ MM)

	Quarter Ended	
	March 31 2020	Dec. 31 2019
Net interest income - GAAP	$ 3,650	$ 2,227
Taxable-equivalent adjustment	37	25
Net interest income - taxable-equivalent	3,687	2,252
Accretion of mark, net of interest reversals - PCI loans	NA	(14)
Accretion of mark on acquired loans	(454)	(130)
Accretion of mark on acquired liabilities	(49)	(14)
Accretion of mark on securities acquired from FDIC	(3)	(3)
Net interest income - core(1)	$ 3,181	$ 2,091
Average earning assets - GAAP	$ 413,533	$ 263,115
Average balance - mark on acquired loans	3,759	1,423
Average balance - mark on securities acquired from FDIC	336	339
Average earning assets - core(1)	$ 417,628	$ 264,877
Annualized net interest margin:		
Reported - taxable-equivalent	**3.58 %**	**3.41 %**
Core(1)	**3.06**	**3.14**

(1) Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Interest income for PCI loans adjusts the accretion, net of interest reversals, which approximates the interest received from the client. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets. These measures are not necessarily comparable to similar measures that may be presented by other companies.

TRUIST

A-12

Non-GAAP Reconciliations Insurance Holdings Adjusted EBITDA ($ MM) Quarter Ended March 31 2020 Segment net interest income $ 25 Noninterest income 557 Total revenue $ 582 Segment net income (loss) - GAAP $ 105 Provision (benefit) for income taxes 36 Depreciation & amortization 19 EBITDA 160 Merger-related and restructuring charges, net 3 COVID-19 impact 8 Adjusted EBITDA(1) $ 171 Adjusted EBITDA(1) margin 29.4% (1) EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges. A-13

To inspire and build better lives and communities